Exhibit 99.1

The Crypto Company Enters Into Definitive Agreement To Acquire Starchive

Malibu, CA / ACCESS Newswire / October 9, 2025 – The Crypto Company (OTC: CRCW) (“TCC”) announced today that it has entered into a definitive Securities Purchase Agreement to acquire 50.1% of the outstanding capital stock of Starchive, a digital asset management and monetization platform that safeguards over $1 Billion in cultural assets and transforms them into trusted, revenue-generating economies. The transaction is expected to close on or about October 17, 2025, following the satisfaction of the closing conditions.

Starchive’s media platform unlocks the potential of assets and turns every file into a portable revenue stream owned by the creators and content owners. Blockchain provides the trust, security and payment layer while Starchive manages the Web2 and Web3 assets in a single repository and provides the operating system that makes it usable at-scale, creating a natural partnership.

“We built Starchive to give artists confidence that their content could be easily organized, discovered, and monetized on their own terms,” said Richard Averitt, CEO of Starchive. The platform enables creators to set their own pricing, distribution and monetization terms. At the same time, the platform streamlines access for buyers such as studios, publishers and networks. “When every asset can prove its authorship, enforce its own rights, and transact directly with audiences anywhere it travels, creators no longer rent space on a media platform — they own the platform, which moves with their work,” continued Averitt.

Under the terms of the agreement, TCC will issue a combination of cash, equity, and debt as consideration. Upon closing, the equity holders of Starchive will receive: (i) approximately $8.5 million in aggregate principal amount of 5.0% notes, which will become convertible into equity only after three years, less any outstanding indebtedness of Starchive, (ii) 433,633,691 shares of TCC common stock, representing approximately 9.99% of TCC’s outstanding common stock prior to the issuance, and (iii) a $3 million cash contribution to Starchive for working capital and growth funding, to be made in tranches following closing.

“We are very pleased to announce the signing of this agreement, which represents an important step in our long-term growth strategy,” said Ron Levy, Chief Executive Officer of The Crypto Company. “The combination of TCC and Starchive positions us well to activate blockchain-ready features like automated royalty distribution, on-demand streaming, and tokenized fan subscriptions,” said Averitt.

“The global media industry is overdue for modernization,” said Ron Levy, Chief Executive Officer of The Crypto Company. “Starchive represents the perfect intersection of a massive existing market and blockchain technology. By combining Starchive’s trusted platform with our crypto and blockchain expertise, we can create a foundation to enable cultural assets to evolve into a new marketplace for on-chain real world assets (RWAs).”

That approach is central to TCC’s broader strategy. Rafe Furst, Chief Strategy Officer of The Crypto Company said, “We’ve always believed blockchain adoption starts by solving real problems. With Starchive, we see the opportunity to bridge Web2 and Web3 seamlessly, giving creators, audiences, and investors a more efficient and equitable ecosystem.”

“Content monetization today is fragmented, inefficient, and full of intermediaries,” said Levy. “When activated through Starchive, features like on-chain digital rights management, AI indexing and smart-contract royalties can quickly identify and transform media into portable, self-monetizing commerce.”

By entering into this agreement, TCC and Starchive seek to solve fragmented content monetization for the creator economy based on the decentralized technology stack of crypto, blockchain and Web3.

About The Crypto Company (TCC)

The Crypto Company (OTCID: CRCW) is a publicly traded company operating at the intersection of traditional and decentralized finance. TCC operates, builds, acquires, and invests in businesses across crypto, blockchain, AI, and emerging technologies to drive adoption at scale. Through an active Digital Asset Treasury (DAT), TCC holds tokens which it believes represent both financial and strategic value to the Company and its subsidiaries.

Learn more about TCC at: https://www.thecryptocompany.com/

About Starchive

Starchive is a creator-first digital asset management and licensing platform trusted by leading artists, estates, and institutions. The platform enables creators to store, organize, license, and monetize their content seamlessly. Built with blockchain-ready infrastructure, Starchive anticipates features such as on-chain rights management, smart contract royalty distribution, and tokenized fan access.

Learn more about Starchive at: https://www.starchive.io/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the expected closing of the acquisition, the anticipated benefits of the transaction, and other statements that are not historical facts. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements. The Crypto Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Media Contact

Elizabeth Farwell

Senior Account Executive

Interdependence Public Relations

ElizabethF@interdependence.com